Exhibit 99.3

                            American Energy Announces
            Plans to Move Forward with Galveston County Exploration

    WESTPORT, Conn.--(BUSINESS WIRE)--April 20, 2006--The American Energy Group, Ltd. (OTC.BB: AEGG) announced today that is has executed a Compromise Settlement Agreement with Smith Energy 1986A Partnership ("Smith Energy") and Howard A. Smith pertaining to its Galveston County, Texas oil and gas leases removing the remaining obstacle to its near term exploration plans for the properties. The two-year-old dispute between American Energy and Smith Energy was based upon American Energy's claims that it was entitled to a 15% back in working interest in certain mid-depth producing zones under the Galveston County, Texas leases as a result of the satisfaction of the payout threshold criteria described in a 1986 assignment under which Smith Energy acquired its working interest and rights to operate the properties. Smith Energy had contested American Energy's payout contentions.
    Under the terms of the Compromise Settlement Agreement, American Energy Group acquired all of Smith Energy's 3% overriding royalty interest in the deep zones greater than 10,000 feet as well as the right to review valuable 3D seismic data covering the leases. American Energy also acquired from Smith Energy affirmation of its claim to an unfettered right to operate the oil and gas leases as to wells drilled to depths greater than 10,000 feet. The Agreement also affords American Energy access under mutually agreed terms to existing Smith Energy facilities in connection with American Energy's future operations, such as roads and salt water disposal facilities. American Energy Group relinquished to Smith Energy Group under the agreement its claims to the 15% back-in interest in the zones above 10,000 feet.
    Pierce Onthank, President and CEO of American Energy, stated: "We are very pleased to have reached an amicable solution to our claims without the need for protracted litigation. With these disputes behind us, we intend to promptly analyze the high quality 3D seismic data made available by the settlement. Based upon the results of this analysis, we expect to identify the most favorable drillsites and to make arrangements to drill the initial deep exploratory well on the leases."
    This news release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements, including opinions of third parties regarding subsurface geologic conditions, which estimates, assumptions or opinions are unproven. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, the impact of competition and pricing, actual operating conditions and results, and domestic and foreign government regulation and approvals. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of the Company are expressly qualified by the cautionary statements and any other cautionary statements which accompany the forward-looking statements. In addition, the Company disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

    CONTACT: The American Energy Group, Ltd.
             Pierce Onthank, 203-222-7315
             mail@aegg.net